APPENDIX A
                                       to
                            Participation Agreement,
                                 Master Lease,
                               Lease Supplements
                              Loan Agreement, and
                            Lease Facility Mortgages

                          DEFINITIONS AND INTERPRETATION


     A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

          (i)  the singular number includes the plural number and vice versa;

          (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (iii) reference to any gender includes each other gender;

          (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

          (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

          (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

          (viii)"including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

          (ix) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

     B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

     C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

     D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

     E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

     "ABR Amount" means any Loan or Lessor Amount which accrues interest or Yield, as the case may be, by reference to the Alternate Base Rate.

     "Acquisition Date" means any Business Day on which the Lessor acquires any Property (whether by acquiring the fee interest in such Property or by acquiring all of the outstanding capital stock (in the case of a corporation) or all of the partnership interests (in the case of a partnership) in any Person that owns directly the fee interest in such Property) pursuant to the provisions of the Participation Agreement and the other Operative Documents.

     "Advance" is defined in Section 3.1(a) of the Participation Agreement.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

          (a) to vote 30% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient (less any tax savings realized and the present value of any tax savings projected to be realized by the recipient as a result of the payment of the indemnified amount or the occurrence of the event giving rise to such indemnification) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

     "Agent Lien" means any Lien created by, or arising out of any claim against, the Collateral Agent or the Lease Agent, as the case may be, imposed on or with respect to any Property or the Lessor's interest therein, that is not expressly permitted under the terms of the Operative Documents.

     "Aggregate Commitment Amount" means $54,416,988, as such amount may be increased from time to time pursuant to a written agreement signed by the Lessor, each Lender and the Company.

     "Allocation Percentage" means, with respect to any Lessee as of any date of determination, the quotient (expressed as a percentage) of (a) the aggregate outstanding principal amount of the Loans and the portion of the Lessor Amount advanced with respect to the Property leased by such Lessee pursuant to the Master Lease divided by (b) the sum of the Loan Balance plus the Lessor Balance.

     "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by the Lease Agent in the United States as its prime rate for Dollar loans which rate is not necessarily intended to be the lowest rate of interest determined by the Lease Agent in connection with extensions of credit (the "Prime Rate"); or

          (b)  the Federal Funds Rate most recently determined by the Lease
               Agent.

     Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate. The Lease Agent shall give prompt notice to the Company, the Lessees, and each Participant of changes in the Alternate Base Rate.

     "Applicable Law" means all existing and future applicable laws, rules, regulations including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including wetlands) and those pertaining to the construction, use or occupancy of any Property) and any restrictive covenant or deed restriction or easement of record, in each case directly affecting the Lessees, any Property or any material interests in any other kind of property or asset, whether real, personal or mixed, or tangible or intangible, of the Lessees.

     "Applicable Lease Margin" means on any date, the percentage set forth below opposite the applicable Pricing Level on such date:


                                Applicable
          Pricing Level        Lease Margin

               I                   0.75%
               II                  1.00%
               III                 1.25%
               IV                  1.50%

     "Applicable Loan Margin" means on any date, with respect to the Tranche A Loans and Tranche B Loans, respectively, the percentage set forth below opposite the applicable Pricing Level on such date:


                              Tranche A           Tranche B
                              Applicable          Applicable
          Pricing Level       Loan Margin         Loan Margin

               I              0.75%               0.875%
               II             1.00%               1.125%
               III            1.25%               1.375%
               IV             1.50%               1.625%

     "Applicable Rate" means as of any date of determination:

          (a) in the case of Loans and Lessor Amounts that are LIBO Rate Amounts, during each interest Period applicable thereto, a rate per annum equal to the LIBO Rate (Reserve Adjusted) determined by the Lease Agent for such Interest Period plus the Applicable Lease Margin determined for such date plus 1/8 of 1%; and

          (b) in the case of Loans and Lessor Amounts that are ABR Amounts, a rate per annum equal to the Alternate Base Rate for such date plus 1/8 of 1%.

     "Appraisal" means, with respect to each Property, an appraisal, prepared by a reputable appraiser selected by the Lessor, of such Property, which Appraisal, in the reasonable opinion of counsel to the Lessor and the Lenders, complies in all material respects with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law addressed to the Lessor and the Lenders, and will appraise the Fair Market Sales Value of such Property as of the Acquisition Date and as of the Expiration Date.

     "Appurtenant Rights" means, with respect to any Land, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to such Land or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to such Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to such Land.

     "Assignment Agreement" is defined in Section 12.1 of the Participation Agreement.

     "Assignment of Lease and Rent" means the Assignment of Lease and Rent dated as of December 11, 1996, from the Lessor, as assignor, to the Collateral Agent for the benefit of each of the Secured Parties, as assignee.

     "Assumption Agreements" means, collectively, the Assumption Agreements in the form of Exhibit K to the Credit Agreement to be delivered in accordance with Section 7.09 of the Credit Agreement.

     "Bankruptcy Code" is defined in Section 6.1(e) of the Loan Agreement.

     "Basic Rent" means the sum of Basic Rent (Interest/Yield) plus all Loans due on the Maturity Date plus the Lessor Amount due on the Expiration Date.

     "Basic Rent (Interest/Yield)" means, as determined as of any Basic Rent Payment Date, the amounts payable on the outstanding Loans and outstanding Lessor Amount pursuant to Section 4.1 of the Participation Agreement.

     "Basic Rent Payment Date" means:

     (a) as to any LIBO Rate Amount, the last day of each applicable Interest Period (and, if any such Interest Period shall exceed three (3) months, on each date occurring every three (3) months after the first day of such Interest Period) and the Maturity Date; and

     (b) as to any ABR Amount, each Monthly Payment Date, any date on which such ABR Amount is converted into a LIBO Rate Amount and the Maturity Date.

     "Bill of Sale" is defined in Section 6.2(c) of the Participation Agreement.

     "Break Costs" means an amount equal to the amount, if any, required to compensate any Participant for any losses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by such Participant to fund its obligations under the Operative Documents) it may reasonably incur as a result of
     (v) the payment of Rent other than on a Basic Rent Payment Date, (x) any Advance not being made on the date specified therefor in the applicable Funding Request (other than as a result of a breach by such Participant of its obligation under Section 3.1, 3.2 or 3.3, as the case may be, of the Participation Agreement to make Advances or make the Lessor Amount or Loans available to the Lessor), (y) the payment of the Lease Balance on any date other than a Basic Rent Payment Date, or (z) as a result of any conversion of the LIBO Rate in accordance with Section 13.7 or 13.8 of the Participation Agreement. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by such Participant to the Lessee, shall be presumed correct.

     "Business Day" means each day which is not a day on which banks in New York, New York, are generally authorized or obligated, by law or executive order, to close and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

     "Capital Lease" means any lease which has been or should be capitalized on the books of the Guarantor in accordance with GAAP.

     "Casualty" means any damage or destruction of all or any portion of a Property as a result of a fire or other casualty.

     "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. SS 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

     "Certifying Party" is defined in Section 22.1 of the Master Lease.

     "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

     "Collateral" means the "Collateral", as defined in the Intercreditor Agreement.

     "Collateral Agent" means Nationsbank, N.A., in its capacity as Collateral Agent for the Secured Parties.

     "Commitment" means (i) as to any Lender, its Loan Commitment, and (ii) as to the Lessor, the Lessor Commitment.

     "Commitment Termination Date" means the earliest of (i) the date occurring one hundred eighty (180) days after the Initial Acquisition Date, (ii) the date specified in a written notice from the Company to the Lessor and each Lender as the Commitment Termination Date and (iii) such earlier date on which the Commitments shall terminate as provided in the Operative Documents.

     "Company" means The Multicare Companies, Inc., a Delaware corporation.

     "Compliance Certificate" means a certificate of a financial Responsible Officer of the Company substantially in the form of Exhibit D to the Credit Agreement.

     "Condemnation" means, with respect to any Property, any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to such Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, such Property or alter the pedestrian or vehicular traffic flow to such Property so as to result in change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.

     "Consolidated Entity" has the meaning assigned to such term in the Credit Agreement.

     "Continuation/Conversion Notice" means a notice of continuation or conversion substantially in the form of Exhibit B to the Participation Agreement.

     "Credit Agreement" means the Third Amended and Restated Credit Agreement dated as of December 11, 1996, among the Company, the Subsidiary Co-Borrowers, the Credit Facility Banks and the Credit Facility Agent, as such Credit Agreement may be amended, supplemented, modified, replaced, renewed, extended, refinanced or refunded from time to time in accordance with the provisions of Section 3.01 of the Intercreditor Agreement.

     "Credit Facility Agent" means NationsBank, N.A., in its capacity as administrative agent under the Credit Agreement.

     "Credit Facility Banks" means, collectively, the various financial institutions party from time to time to the Credit Agreement as lenders thereunder.

     "Credit Facility Documents" means, collectively, the Credit Agreement, the Credit Facility Notes, the Letters of Credit, the Intercreditor
     Agreement, the Assumption Agreements, the Interest Rate Protection Agreements and the Security Documents, as each may be amended from time to time in accordance with the provisions of Section 3.01 of the Intercreditor Agreement.

     "Credit Facility Notes" means, collectively, the revolving credit and term notes issued by the Company and the Subsidiary Co-Borrowers under the Credit Agreement, as such notes may be amended, supplemented, modified, replaced, renewed, extended, refinanced or refunded from time to time in accordance with the provisions of Section 3.01 of the Intercreditor Agreement.

     "Deed" means a deed with respect to the real property comprising the applicable Property, in the form set forth in the purchase agreement applicable to such Property and in conformity with local custom and Applicable Law and appropriate for recording with the applicable Governmental Authorities, conveying fee simple title to such real property to the Lessor, subject only to Permitted Property Liens.

     "Default" means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Documentation Date" is defined in Section 6.1 of the Participation Agreement.

     "Dollars" and "$" mean dollars in lawful currency of the United States of America.

     "End of the Term Report" is defined in Section 13.2(a) of the Participation Agreement.

     "Environmental Audit" means, with respect to each Property, a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527 for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of such Property.

     "Environmental Law(s)" means all federal, state, regional, county or local laws, statutes, rules, regulations or ordinances concerning the generation, recycling, use, reuse, sale, storage, handling, transport, treatment, Release or disposal of Hazardous Materials, including
     CERCLA, RCRA, the Clean Air Act, 42 U.S.C. S 7401, et seq. ("CAA"), the Toxic Substances Control Act, 15 U.S.C. S 2601 et seq. ("TSCA") and any rules and regulations promulgated or published thereunder.

     "Environmental Violation" means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Laws.

     "Equity Interest" means, with respect to any Property, all of the equity interest in any Person that owns directly the fee simple interest in such Property, including (if applicable):

     (a) all of the partnership interests in Academy Manor, Andover, Massachusetts,
     (b) all of the beneficial interest of the Academy Realty Trust in Heritage Nursing Care Center, Lowell, Massachusetts,
     (c) all of the partnership interests in Prescott House Nursing Home, North Andover, Massachusetts,
     (d) all of the partnership interests in Sutton Hill, North Andover, Massachusetts,
     (e) all of the partnership interests in Westford Nursing and Retirement Center, Westford, Massachusetts and
     (f) all of the outstanding capital stock in Willow Manor Nursing Home Inc., Lowell, Massachusetts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in Section 414(b) or
     (c) of the Code of which any Consolidated Entity is a member, or (ii) solely for purposes of potential liability under Section 302(c)(i 1) of ERISA and Section 41 2(c)(11) of the Code and the lien created under
     Section 302(f) of ERISA and Section 412(n) of the Code, described in
     Section 414(m) or (o) of the Code of which any Consolidated Entity is a member.

     "Event of Default" means a Lease Event of Default or a Loan Agreement Event of Default.

     "Excess Sales Proceeds" means, as of any date, the proceeds of the sale of the Properties minus any marketing, closing or other costs, prorations or commissions incurred by the Collateral Agent or any other Secured Party in connection therewith minus the Lease Balance and all other Secured Obligations.

     "Expiration Date" means, with respect to the Lease, unless the Lease shall have been earlier terminated in accordance with the provisions of the Intercreditor Agreement, the Lease or the other Operative Documents, the fifth anniversary of the Initial Acquisition Date.

     "Expiration Date Purchase Obligation" means the obligation of each Lessee, pursuant to Section 18.2 of the Master Lease, to purchase on the Expiration Date all (but not less than all) of the Property leased to such Lessee under the Master Lease and applicable Lease Supplement.

     "Extended Marketing Period" is defined in Section 20.1 of the Master Lease.

     "Facility Fees" is defined in Section 4.5 of the Participation Agreement.

     "Fair Market Sales Value" means, with respect to any Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of such Property. The Fair Market Sales Value of any Property shall be determined based on the assumption that, except for purposes of Article
     XVI of the Master Lease and Section 13.2 of the Participation Agreement, such Property is in the condition and state of repair required under
     Section 9.1 of the Master Lease, title is in the condition required or permitted under the Master Lease and the Lessee is in compliance with the other requirements of the Operative Documents relating to the condition of the Property.

     "Federal Funds Rate" means, for any day, the rate per annum
     (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the immediately preceding Business Day), plus 0.25%.

     "Fee Letter" means the letter agreement dated as of November 18, 1996 with respect to fees between the Company and Key Global Finance Ltd., as Structuring/Placement Agent.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Funding Office" means the office of each Participant identified on
     Schedule I to the Participation Agreement as its Funding Office.

     "Funding Percentage" means, as to any Participant, the percentage set forth opposite such Participant's name under the heading "Funding Percentage" on Annex A to the Participation Agreement, as such Annex may be amended from time to time.

     "Funding Request" is defined in Section 3.4(a) of the Participation Agreement.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 8.2(e) of the Participation Agreement (except for immaterial changes determined preferable by the Consolidated Entities' independent public accountants).

     "Governmental Action" means all Licenses, permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of any Property.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Remarketing Proceeds" is defined in Section 20.1(l) of the Master Lease.

     "Guarantor" means, collectively, The MultiCare Companies, Inc., a Delaware corporation, and each Subsidiary Guarantor.

     "Hazardous Activity" means any activity, process or procedure that directly or indirectly (i) produces, generates or creates any Hazardous Material;
     (ii) causes or results in the Release of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Material; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Laws.

     "Hazardous Materials" means any of the following: (i) any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste whether solid, liquid or gas that is subject to regulation control or remediation under any Environmental Laws; (ii) any asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, or urea formaldehyde.

     "Impositions" means any and all taxes or levies, imposts, duties, charges, assessments or withholdings of a similar nature ("Taxes") (including (i) real and personal property taxes, including personal property taxes on any property covered by any Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on any Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Lease Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee with respect to any Property or any part thereof or interest therein, or any Lessee or any sublessee or user of any Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of such Property or any part thereof or interest therein;
     (c) the Loans, Lessor Amount or other indebtedness with respect to any Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from any Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to any Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; (h) the issuance of the Notes; or (i) otherwise in connection with the transactions contemplated by the Operative Documents.

     Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term "Imposition" shall not mean or include:

          (i) Taxes and impositions that are imposed by any Governmental Authority and that are based upon or measured by or with respect to the gross or net income, receipts, profits, gains, capital or net worth (including, without limitation, any minimum or alternative minimum Taxes, income or capital gains Taxes, excess profits Taxes, items of Tax preference, or capital stock, franchise, business privilege or doing business Taxes), or accumulated earnings Taxes or personal holding company
               Taxes, including Taxes collected by withholding, but Taxes described in this clause (i) shall not include Taxes that are, or are in the nature of, sales, use, rental, transfer or property Taxes) and any interest, additions to tax, penalties or other charges in respect thereof; provided that this clause
               (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

         (ii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, prior to the commencement of the Master Lease (other than with respect to Taxes described in clause (iii) of the definition of Permitted Property Liens) or after the termination of the Lease (but not any Tax or imposition that relates to any period during the Term of the Master Lease but prior to the termination of the Master Lease with respect to the Property to which such Imposition relates);

        (iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.5(b) of the Participation Agreement or Section 12.1 of the Master Lease, provided that the foregoing shall not limit any obligation under Section 13.5(b) of the Participation
               Agreement or Section 12.1 of the Master Lease to advance to such Tax Indemnitee amounts with respect to Taxes that are being contested in accordance with Section 13.5(b) of the Participation Agreement or Section 12.1 of the Master Lease, as applicable, or any expenses incurred by such Tax Indemnitee in connection with such contest;

         (iv) any interest, additions to tax or penalties imposed as a result of a breach by a Tax Indemnitee of its obligations under
               Section 13.5(e) of the Participation Agreement or as a result of a Tax Indemnitee's failure to file any return or other documents timely and as prescribed by applicable law; provided that this clause (iv) shall not apply if such failure is attributable to a failure by any Lessee to fulfill its obligations under the Lease with respect to any such return;

          (v) any Taxes or impositions imposed with respect to any voluntary transfer, sale, financing or other voluntary disposition of any interest in any Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by a Lessee of its Purchase Option or any termination option or other purchase of any Property by any Lessee (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting any Property, or (4) any sublease, modification or addition to any Property by any Lessee);

         (vi) any Taxes or impositions imposed on a Tax Indemnitee, to the extent such Tax Indemnitee actually receives a credit, deduction, allowance or arbitration (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

        (vii) Taxes imposed on or with respect to, based on, or measured by any fees received by any Tax Indemnitee;

       (viii) Taxes resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or Affiliate thereof;

         (ix) Taxes resulting from, or that would not have been imposed but for, a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by any Lessee's breach of its representations, warranties or covenants set forth in the Operative
               Documents);

          (x) Taxes arising out of or resulting from a Tax Indemnitee's failure to comply with the provisions of Section 13.5(b) of the Participation Agreement or Section 12.1 of the Master Lease, which failure precludes or materially adversely affects the ability to conduct a contest pursuant to Section 13.5(b) of the Participation Agreement or Section 12.1 of the Master
               Lease, as applicable (unless such failure is caused by any Lessee's breach of its obligations);

         (xi) with respect to each Property, Taxes which are included in applicable Property acquisition cost if and to the extent actually paid;

        (xii) Taxes that would have been imposed in the absence of the transactions contemplated by the Operative Documents, and Taxes arising out of, or imposed as a result of, activities of a Tax Indemnitee or Affiliate thereof unrelated to the transactions contemplated by the Operative Documents;

       (xiii) Taxes arising out of or resulting from, or that would not have been imposed but for the existence of, any Lessor Lien.

        (xiv) Any Tax imposed against or payable by a Tax Indemnitee to the extent that the amount of such Tax exceeds the amount of such Tax that would have been imposed against or payable by such Tax Indemnitee (or, if less, that would have been subject to indemnification under Section 13.5 of the Participation Agreement) if such Tax Indemnitee were not a direct or indirect successor, transferee or assign of one of the original Tax Indemnitees; provided, however, that this exclusion (xiv) shall not apply if such direct or indirect successor, transferee or assign acquired its interest as a result of transfer while an Event of Default shall have occurred and is continuing;

         (xv) Taxes that would not have been imposed but for an amendment, supplement, modification, consent or waiver to any Operative Document not initiated, requested or consented to by any Lessee unless such amendment, supplement, modification, consent or waiver (A) arises due to, or in connection with there having occurred, an Event of Default or (B) is required by the terms of the Operative Documents or is executed in connection with any amendment to the Operative Documents required by law;

        (xvi) Taxes in the nature of intangibles, stamp, documentary or similar Taxes;

       (xvii) Taxes imposed because any Tax Indemnitee or any Affiliate thereof is not a United States person within the meaning of
               Section 7701(a)(30) of the Code (whether paid by a Tax Indemnitee or an Affiliate or collected by withholding or otherwise); and

      (xviii) Any tax imposed in lieu of or in substitution for a Tax not subject to indemnity pursuant to the provisions of Section
               13.5 of the Participation Agreement.

     Notwithstanding the foregoing, the exclusions from the definition of Impositions set forth in clauses (i), (ii), (v), (xvi) and (xviii) (to the extent that any such tax is imposed in lieu of or in substitution for a Tax set forth in clauses (i), (ii), (v) and (xvi)) above shall not apply (but the other exclusions shall apply) to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on each Funding Date the Lessor had advanced funds to any Lessee in the form of a loan secured by the applicable Property in an amount equal to the applicable Property Improvement Cost funded on such Funding Date, with debt service for such loan equal to the Basic
     Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Advances at the end of the term of the Master Lease.

     "Improvements" means all buildings, structures and other improvements of every kind existing at any time and from time to time on or under any Land, or any parcel of Land to be acquired pursuant to the terms of the Operative Documents, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, all licenses, if any, acquired or assigned to Lessor in respect of the Properties and the transactions contemplated by the Operative Documents, and including all Modifications and other additions to or changes in the Improvements at any time.

     "Imputed Equity Return" means (a) with respect to the Lessor, the amount of Yield the Lessor would have earned on its outstanding Lessor Balance had the Lease not terminated on the Expiation Date and (b) with respect to any Tranche B Lender, the amount of interest under the Loan Agreement such Tranche B Lender would have earned on its outstanding Tranche B Loans had the Lease not terminated on the Expiration Date, in each case, computed as provided in the Operative Documents, measured from such Expiration Date until the Lessor Balance or such Tranche B Loans, as applicable, shall have been paid in full.

     "Indemnitee" means each Lender, the Lessor, the Lease Agent, the Collateral Agent, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

     "Initial Acquisition Date" is defined in Section 6.2 of the Participation Agreement.

     "Insurance Requirements" means all terms and conditions of any insurance policy required by the Master Lease to be maintained by the Lessee and all requirements of the issuer of any such policy.

     "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement dated as of December 11, 1996, among the Company, the Subsidiary Guarantors, the Lenders, the Lessor, the Credit Facility Banks, the Credit Facility Agent and the Collateral Agent.

     "Interest Coverage Ratio" means, at any date of determination thereof, the "Interest Coverage Ratio" as defined in the Credit Agreement.

     "Interest Period" means, (a) initially, the period commencing on the Acquisition Date and ending one, two, three or six months thereafter, as specified by the Guarantor (as agent for the Lessees) pursuant to an Interest Period Selection Continuation/Conversion Notice; and (b) thereafter, each period commencing on such Basic Rent Payment Date or the last day of the preceding Interest Period applicable to such Loan or Lessor Amount, as the case may be, and ending on the last day of the Interest Period selected pursuant to the next sentence; provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

         (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

     "Interest Rate Protection Agreement" means, with respect to any Person, an interest rate swap, cap or collar agreement or similar arrangement between one or more Credit Facility Banks and a Consolidated Entity (as defined in the Credit Agreement) providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

     "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

     "Land" means each parcel of real property described on Schedule I to any Lease Supplement, and includes all Appurtenant Rights attached thereto.

     "Lease" means, collectively, the Master Lease and each Lease Supplement.

     "Lease Agent" means NationsBank, N.A., in its capacity as Lease Agent for the Lenders, or such successor Lease Agent as may be appointed by the Lenders pursuant to Section 8.9 of the Loan Agreement.

     "Lease and Credit Parties" means, collectively, the Lenders, the Lessor and the Credit Facility Banks.

     "Lease Balance" means, as of any date of determination, an amount equal to the sum of the Loan Balance and the Lessor Balance and all other amounts owing by the Lessees under the Operative Documents (including accrued and unpaid Rent and Supplemental Rent, if any).

     "Lease Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

     "Lease Event of Default" is defined in Section 16.1 of the Master Lease.

     "Lease Facility Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the security interest granted by the Lessees under the Lease Facility Mortgages to the Collateral Agent for the benefit of each of the Secured Parties.

     "Lease Facility Mortgage" means, with respect to any Property, a Mortgage of such Property, executed by the Lessee of such Property in favor of the Collateral Agent, and any and all other security instruments in appropriate recordable form in each relevant jurisdiction sufficient to grant to the Collateral Agent a first priority Lien on such Property.

     "Lease Facility Notes" is defined in Section 2.2 of the Loan Agreement, and includes the Tranche A Notes and the Tranche B Notes.

     "Lease Recourse Amount" means, with respect to each Lease Supplement, the amount designated as the "Lease Recourse Amount" in such Lease Supplement.

     "Lease Supplement" means each Lease Supplement and Memorandum of Lease, Mortgage and Purchase Option, substantially in the form of Exhibit A to the Master Lease, executed by the applicable Lessee, dated as of the Acquisition Date and covering the applicable Property located on the Land identified on Schedule I thereto.

     "Lenders" means, collectively, the Tranche A Lenders and the Tranche B Lenders.

     "Lessee" means any of (i) Academy Nursing Home, Inc., (ii) Nursing and Retirement Center of the Andovers, Inc., (iii) Prescott Nursing Home, Inc.,
     (iv) Willow Manor Nursing Home, Inc., (v) ADS/Multicare, Inc. and (vi) each other Person as may from time to time become a Lessee under the Operative Documents in accordance with the provisions thereof, each as lessee under the Lease, and their respective successors and assigns expressly permitted under the Operative Documents.

     "Lessor" means SELCO Service Corporation, an Ohio corporation.

     "Lessor Amount" is defined at Section 3.2 of the Participation Agreement.

     "Lessor Balance" means as of any date of determination an amount equal to the sum of the outstanding Lessor Amounts together with all accrued and unpaid Yield thereon.

     "Lessor Commitment" means the Commitment of the Lessor in the amount set forth on Annex A of the Participation Agreement, as such Annex may be amended from time to time.

     "Lessor Lien" means any Lien, true lease or sublease, encumbrance or disposition of title affecting any one or more of the Properties, or any portion thereof, arising as a result of (a) any claim against any Participant not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against any Participant with respect to Taxes or Transaction Expenses against which the Lessees are not required to indemnify any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer, encumbrance by the Lessor of all or any portion of the interest of the Lessor in the Properties or the Operative Documents other than the transfer of title to or possession of the Properties by the Lessor pursuant to and in accordance with the Master Lease, the Loan Agreement or the Participation Agreement or pursuant to the exercise of the remedies set forth in Section 16.2 of the Master Lease.

     "Letters of Credit" means the letters of credit issued by NationsBank, N.A. for the account of the Company pursuant to the Credit Agreement, as such letters of credit may be amended, supplemented, modified, replaced, renewed, extended, refinanced or refunded from time to time.

     "LIBO Rate" means, relative to any Loan or Lessor Amount for any Interest Period, the rate per annum (rounded upward, if necessary to the nearest multiple of one sixteenth of one percent) quoted at approximately 11:00 a.m. London time by the principal London branch of the Lease Agent two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Loan or Lessor Amount which shall be made.

     "LIBO Rate Amount" means any Loan or Lessor Amount which accrues interest or Yield, as the case may be, by reference to the LIBO Rate
     (Reserve Adjusted).

     "LIBO Rate (Reserve Adjusted)" means, relative to any Loan or Lessor Amount for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

        LIBO Rate           =              LIBO Rate
     (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

     The LIBO Rate (Reserve Adjusted) for any Interest Period will be determined by the Lease Agent, on the basis of the LIBOR Reserve Percentage in effect on, and the applicable LIBO Rate obtained by the Lease Agent, two
     Business Days before the first day of such Interest Period.

     "LIBOR Reserve Percentage" means, relative to any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against in the case of LIBO Rate Amounts, "Eurocurrency liabilities"
     (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate for LIBO Rate Amounts is to be determined as provided in the definition of "LIBO Rate" in this Appendix A or (ii) any category of extensions of credit or other assets which include LIBO Rate Amounts.

     "Licenses" means any and all licenses, certificates of need, operating permits, franchises, and other licenses, authorizations, certifications, permits, or approvals issued by, or on behalf of, any Governmental Authority, now existing or at any time hereafter issued, with respect to the acquisition, construction, renovation, expansion, leasing, ownership or operation of any Property or related facilities or the participation or eligibility for participation in any third party payment or reimbursement programs, including, without limitation, any and all operating licenses issued by any state Governmental Authority, any and all pharmaceutical licenses and other licenses related to the purchase, dispensing, storage, prescription or use of drugs, medications, and other "controlled substances", any and all licenses relating to the operation of food or beverage facilities or amenities, if any, and any and all certifications and eligibility for participation in Medicare, Medicaid, CHAMPUS, Blue Cross or Blue Shield, or any of the Managed Care Plans, as the same may from time to time be amended, renewed, restated, reissued, restricted, supplemented or otherwise modified.

     "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other similar encumbrance or right of others, or any agreement to give any of the foregoing.

     "Loan Agreement" means the Loan Agreement, dated as of December 11, 1996, among the Lesser, as borrower thereunder, and the Lenders.

     "Loan Agreement Default" means any event, act or condition which with notice or lapse of time, or both, would constitute a Loan Agreement Event of Default.

     "Loan Agreement Event of Default" is defined in Section 6.1 of the Loan Agreement.

     "Loan Balance" means as of any date of determination an amount equal to the sum of the outstanding Loans together with all accrued and unpaid interest thereon.

     "Loan Commitment" means the Commitment of each Lender in the amount set forth on Annex A to the Participation Agreement, as such Annex may be amended from time to time.

     "Loan Documents" means the Loan Agreement and the Notes.

     "Loans" is defined in Section 2.2 of the Loan Agreement.

     "Managed Care Plans" means any health maintenance organization, preferred provider organization, individual practice association, competitive medical plan, or similar arrangement, entity, organization, or Person.

     "Marketing Period" means the period commencing on the date one year prior to the Expiration Date and ending on the Expiration Date.

     "Master Lease" means the Master Lease, Open End Mortgage and Purchase Option, dated as of December 11, 1996, among the Lessor and the Lessees, as it may be supplemented from time to time.

     "Material" and "Materially" mean material to (i) the ability of any Lessee to perform its obligations under the Operative Documents to which it is a party, or (ii) the value or condition of any Property.

     "Material Adverse Effect" means any material adverse effect on (a) the business, profits, properties or condition of the Guarantor and its subsidiaries, taken as a whole, or a Lessee, as applicable, or (b) the ability of a Lessee or the Guarantor to perform its obligations under each of the Operative Documents to which it is a party.

     "Maturity Date" means with respect to the Loans and the Lessor Amount, the fifth anniversary of the Initial Acquisition Date.

     "Modifications" is defined in Section 10.1 of the Master Lease.

     "Monthly Payment Date" means the first Business Day of each calendar month.

     "Multicare Guaranty" means the Unconditional Guaranty dated as of December 11, 1996, made by the Company and each Subsidiary of the Guarantor party thereto in favor of the Collateral Agent for the benefit of the Secured Parties.

     "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Consolidated Entities or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Net Proceeds" means all amounts received by the Lessor in connection with any Casualty or Condemnation or any sale of the Property pursuant to the Lessor's exercise of remedies under Section 16.2 of the Master Lease or the exercise of the Remarketing Option under Article XX of the Master Lease, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Lessor or any Participant is entitled to be reimbursed pursuant to the Lease to the extent such costs and expenses have not been reimbursed previously by a Lessee or the Guarantor.

     "Obligations" means, at any time, all then applicable obligations (monetary or otherwise) of any Lessee arising through or under the Lease.

     "Obligors" means, collectively, the Company, each Lessee, each Subsidiary Co-Borrower and each Subsidiary Guarantor.

     "Operative Documents" means the following:

          (a)  the Participation Agreement;
          (b)  the Master Lease;
          (c)  each Lease Supplement;
          (d)  the Loan Agreement;
          (e)  the Notes;
          (f)  the Assignment of Lease and Rent;
          (g)  each Supplement to the Assignment of Lease and Rent;
          (h)  each Deed;
          (i) each instrument of transfer conveying any Equity Interest to the Lessor pursuant to Section 6.3(b) of the Participation Agreement;
          (j)  each Lease Facility Mortgage;
          (k)  each Lease Facility Financing Statement;
          (l)  each other Security Document; and
          (m)  the Intercreditor Agreement.

     "Overdue Rate" means, with respect to any Loan or Lessor Amount or any other amount payable under any Operative Document, the Applicable Rate for ABR Amounts plus one percent (1%); provided, that if the amount so in default is a LIBO Rate Amount and the due date thereof is a day other than the last day of the Interest Period therefor, the "Overdue Rate" for such LIBO Rate Amount shall be the Applicable Rate for LIBO Rate Amounts plus two percent (2%) and, thereafter, the rate provided for above in this definition.

     "Participant Balance" means, with respect to any Participant as of any date of determination (i) with respect to any Lender, an amount equal to the aggregate outstanding Loans of such Lender, together with all accrued and unpaid interest thereon or (ii) with respect to the Lessor, an amount equal to the outstanding Lessor Amount, together with all amounts of accrued and unpaid Yield thereon.

     "Participants" means, collectively, each Lender and the Lessor.

     "Participation Agreement" means the Participation Agreement dated as of December 11, 1996 among the Guarantor, the Lessees, the Lessor, the Lenders and the Collateral Agent.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Property Liens" means, with respect to any Property, any of the following:

          (i) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;

         (ii) the rights of any sublessee under a sublease permitted by the terms of the Master Lease;

        (iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 12.1 of the Master Lease;

         (iv) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens relating to or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest
               Taxes set forth in Section 12.1 of the Master Lease;

          (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements reasonably satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;

         (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section 12.1 of the Master Lease;

        (vii) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Master Lease;

       (viii)  Lessor Liens;

         (ix)  Liens created by a Lessee with the consent of the Lessor; and

          (x) Liens described on the title insurance policy delivered with respect to such Property pursuant to Section 6.3(m) of the Participation Agreement.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

     "PHC/Providence Mortgages" means the Second Amended and Restated Open-End Mortgages dated as of December 11, 1996, made by PHC Operating Corp. and Providence Health Care, Inc. in accordance with the terms of the Credit Agreement, as amended or supplemented from time to time in accordance with the provisions of Section 3.01 of the Intercreditor Agreement.

     "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Consolidated Entities or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Pledge Agreement" means the Second Amended and Restated Pledge Agreement dated as of December 11, 1996, by the Company and the Subsidiary Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

     "Pricing Level" refers to the determination of which of the Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV applies at any date (with adjustments to take effect three (3) Business Days after receipt by the Lease Agent of the financial statements referred to below); for purposes of determining which Pricing Level exists at any date, the Interest Coverage Ratio and Senior Leverage Ratio shall be deemed to be the Interest Coverage Ratio and Senior Leverage Ratio, respectively, as at the last day of the period covered by the most recent financial statements delivered pursuant to clauses (a) and (b) of Section 7.08 of the Credit Agreement (or, if the Credit Agreement has ceased to be in effect, the analogous clauses of Section 10.1 of the Participation Agreement); provided, however, that (a) if on any date the Company has not delivered all financial statements and Compliance Certificates required to be delivered on or before such date pursuant to clauses (a) and (b) of Section 7.08 of the Credit Agreement (or, if applicable, the analogous clauses of Section 8.1 of the Participation Agreement), the Pricing Level on such date shall be Pricing Level IV until three Business Days after delivery of such financial statements and Compliance Certificates and (b) subject to the preceding clause (a), for any date occurring on or prior to the date that is three Business Days after the receipt by the Lease Agent of the financial statements for the fiscal period ending on December 31, 1996, the Pricing Level on such date shall be Pricing Level II.

     "Pricing Level I" means any date on which the Interest Coverage Ratio is greater than 4.00 to 1.0 and the Senior Leverage Ratio is less than 2.50 to 1.0.

     "Pricing Level II" means any date on which (a) the Interest Coverage Ratio is greater than 3.25 to 1.0 and the Senior Leverage Ratio is less than 3.25 to 1.0 and (b) no better Pricing Level applies.

     "Pricing Level III" means any date on which (a) the Interest Coverage Ratio is greater than 2.50 to 1.0 and the Senior Leverage Ratio is less than 3.75 to 1.0 and (b) no better Pricing Level applies.

     "Pricing Level IV" means any date on which no other Pricing Level applies.

     "Property" means the Lessor's interest in (i) any Land, either as owner in fee simple or as owner of the Equity Interest in the Person that is the fee simple owner of such Land and (ii) all of the Improvements at any time located on or under such Land.

     "Property Balance" means, with respect to any Property, an amount equal to the outstanding principal amount of the Loans and the Lessor Amount related to such Property, and all accrued and unpaid interest and Yield thereon, and any Supplemental Rent related thereto payable to any Secured Party.

     "Property Cost" means, with respect to any Property, the amount of the Advance funded for the purpose of acquiring the Property or the Equity Interest related to such Property, as such amount is set forth in the Funding Request.

     "Property Legal Requirements" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting any Property, the Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to any Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. S 1201 et. seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental
     Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting any Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 11.2 of the Master Lease.

     "Purchase Notice" means an irrevocable written notice delivered to the Lessor by all of the Lessees (or the Company acting as agent for all of the Lessees) pursuant to Section 18.1(a) of the Master Lease or by one Lessee (or the Guarantor acting as agent for such Lessee) pursuant to
     Section 18.1(b) of the Master Lease, notifying the Lessor of the intention to exercise the Purchase Option under Section 18.1(a) or 18.1(b) of the Master Lease, as the case may be, and identifying the Property or Properties to be purchased in accordance therewith and the proposed purchase date therefor.

     "Purchase Option" means the option of the Lessees to purchase all of the Properties in accordance with the provisions of Section 18.1(a) of the Master Lease or purchase any Property in accordance with the provisions of Section 18.1(b) of the Master Lease.

     "Purchase Option Rent" means, with respect to any exercise by any Lessee of a Purchase Option, (a) in the case of an exercise of the Purchase Option pursuant to Section 18.1(a) of the Master Lease or purchase obligation pursuant to Section 16.2(e) or 18.2 of the Master Lease, the Lease
     Balance and (b) in the case of an exercise of the Purchase Option with respect to any individual Property pursuant to Section 18.1(b) of the Master Lease, the Property Balance for such Property.

     "Rate Setting Commission Trigger Event" shall occur if the Company has reasonable cause to believe the Lessor and the Lessee are or are likely to be determined to be "related parties" by the Commonwealth of Massachusetts Office of Health and Human Services, Division of Health Care Finance and Policy, acting through the Rate Setting Commission or any successor regulatory entity, and the result is that the rate of reimbursement obtainable by the Lessee for capital costs or rental or leasehold expenses is less than the rate that would otherwise have been payable if the Lessee and or the Lessor were not "related parties".

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. S6901 et seq.

     "Regulatory Change" means any change after the Documentation Date in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks of which such bank is a member, of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Release" means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, discharging, disposing or emitting into the environment of a Hazardous Material.

     "Remarketing Option" is defined in Section 20.1 of the Master Lease.

     "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Master Lease.

     "Requesting Party" is defined in Section 27.1 of the Master Lease.

     "Required Lenders" means, at any time, (i) Lenders holding at least 51% of the aggregate outstanding principal amount of Loans or, if no such principal amount is then outstanding, Lenders having at least 51% of the aggregate Loan Commitments.

     "Required Modification" is defined in clause (i) of Section 10.1 of the Master Lease.

     "Required Participants" means, at any time, (i) Tranche A Lenders holding at least 51% of the aggregate outstanding principal amount of Tranche A Loans, together with (ii) all Tranche B Lenders and the Lessor.

     "Requirement of Law" means, as to any Person, (a) the partnership agreement, certificate of incorporation, bylaws or other organizational or governing documents of such Person, (b) any federal, state or local law, treaty, ordinance, rule or regulation and (c) any order, decree or determination of a court, arbitrator or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" means any president, vice president or secretary of Lessee, and any executive vice president or senior vice president of the Company, as applicable.

     "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

     "Secured Parties" means, collectively, the Collateral Agent, the Credit Facility Agent, each Credit Facility Bank, each Lender and the Lessor.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Security Agreement" means the Second Amended and Restated Security Agreement dated as of December 11, 1996, by the Company and the Subsidiary Guarantors in favor of the Collateral Agent for the benefit of each of the Secured Parties.

     "Security Documents" means, collectively, the following:

          (a)  the Multicare Guaranty;
          (b)  the Security Agreement;
          (c)  the Pledge Agreement;
          (d)  the PHC/Providence Mortgages;
          (e)  the Lease Facility Mortgages; and
          (f) each other security document that may from time to time be delivered to the Collateral Agent in connection with the foregoing (including all financing statements, fixture filings, mortgages, assignments and stock certificates delivered to the Collateral Agent).

     "Senior Leverage Ratio" means, at any date of determination thereof, the "Senior Leverage Ratio" as defined in the Credit Agreement.

     "Senior Obligation Documents" means, collectively:

          (a)  the Credit Facility Documents;
          (b)  the Operative Documents; and
          (c) each other document made, delivered or given in connection with the foregoing and each other document that replaces, renews, extends, refinances or refunds indebtedness under any of the foregoing.

     "Senior Obligations" means the unpaid principal of, interest on and Yield on (including interest and Yield accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Credit Facility Notes, the Lease Facility Notes, the Lessor Amount, the obligations under the Letters of Credit, the obligations under the Interest Rate Protection Agreements and all other obligations and liabilities of the Lessor or any Obligor to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loan Agreement, the Participation Agreement, the Master Lease, the Credit Facility Notes, the Lease Facility Notes, the Letters of Credit, the Interest Rate Protection Agreements, the Multicare Guaranty or any other Senior Obligation Document, whether on account of principal, interest, Yield, rentals (including Rent), guaranties, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to any Secured Party) or otherwise.

     "Shortfall Amount" means, as of the Expiration Date, an amount equal to (i) the Lease Balance, minus (ii) the Lease Recourse Amount received by the Collateral Agent pursuant to Section 20.1(j) of the Master Lease, minus
     (iii) the aggregate amount of the highest, binding, written, unconditional, irrevocable offer to purchase each Property obtained by each Lessee pursuant to Section 20.1(e) of the Master Lease; provided, however, that if the sale of the Properties to the Person submitting such offer is not consummated on or prior to the Expiration Date, then the term "Shortfall Amount" shall mean an amount equal to (i) the Lease Balance, minus (ii) the Lease Recourse Amount received by the Collateral Agent pursuant to Section 20.1(j) of the Master Lease.

     "Significant Casualty" means a Casualty that in the reasonable, good faith judgment of the Lessor is so substantial in nature that restoration of the related Property to substantially its condition as existed immediately prior to such Casualty (or such a condition that such Property, as so restored and with such Modifications as the applicable Lessee may elect in accordance with Section 10.1 of the Master Lease, would have a use, value and utility substantially the same as that which existed immediately prior to such Casualty) would be impracticable or impossible.

     "Significant Condemnation" means (a) a Condemnation that involves a taking of the Lessor's entire title to the related Land, or (b) a Condemnation that in the reasonable, good faith judgment of the Lessor is such that restoration of the related Property to substantially its condition as existed immediately prior to such Condemnation (or such a condition that such Property, as so restored and with such Modifications as the applicable Lessee may elect in accordance with Section 10.1 of the Master Lease, would have a use, value and utility substantially the same as that which existed immediately prior to such Condemnation) would be impracticable or impossible.

     "Statutory Condition" means Mass. Gen. Laws Ann. Ch. 183 S20.

     "Structuring Agent" means Key Global Finance Ltd.

     "Sub-Participant" is defined in Section 12.2 of the Participation
     Agreement.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

     "Subsidiary Co-Borrowers" means, collectively, the Subsidiary Co-Borrowers under, and as defined in, the Credit Agreement.

     "Subsidiary Guarantors" means, collectively, each of the Subsidiaries of the Company party to the Multicare Guaranty.

     "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent (Interest/Yield)) which each Lessee assumes or agrees to pay to Lessor or any other Person under the Master Lease, or under any of the other Operative Documents, including, without limitation, fees due under the Fee Letter, Break Costs, the Loan Balance (except where the payment thereof has been accelerated as a result of a default by the Lessor under the Loan Agreement in the absence of Lease Event of Default), the Lease Recourse Amount, amounts due pursuant to Section
     13.2 of the Participation Agreement and payments pursuant to Sections 15.2 of the Master Lease and Articles XVIII and XX of the Master Lease.

     "Tax Indemnitee" means each Lender, the Lessor, the Collateral Agent, the Lease Agent and their respective Affiliates.

     "Taxes" is defined in the definition of Impositions.

     "Term" is defined in Section 2.3 of the Master Lease.

     "Termination Date" is defined in Section 15.2 and Section 16.2(e) of the Master Lease.

     "Termination Notice" is defined in Section 15.1 of the Master Lease.

     "Tranche A Lenders" means, collectively, the various financial institutions as are or may from time to time become Tranche A Lenders under the Loan Agreement.

     "Tranche A Loan" is defined in Section 2.1(a) of the Loan Agreement.

     "Tranche A Notes" is defined in Section 2.2 of the Loan Agreement.

     "Tranche B Lenders" means, collectively, the various financial institutions as are or may from time to time become Tranche B Lenders under the Loan Agreement.

     "Tranche B Loan" is defined in Section 2.1(b) of the Loan Agreement.

     "Tranche B Notes" is defined in Section 2.2 of the Loan Agreement.

     "Transaction Expenses" means all costs and expenses incurred by the Lessor, the Company, the Lessees, the Lease Agent and the Collateral Agent in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including:

          (a) the reasonable fees, out-of-pocket expenses and disbursements of Mayer, Brown & Platt, special counsel for the Lessor and the Lenders, and such other fees, expenses and disbursements of counsel for the Company and the Lessees in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

          (b) the reasonable fees, out-of-pocket expenses and disbursements of one special counsel and one special Massachusetts counsel, if any, for the Lessor, the Lenders and the Lease Agent in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents requested or approved by the Company as agent for the Lessees and (2) any successful enforcement of any rights or remedies against the Lessees in respect of the Operative Documents;

          (c) any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

          (d) any title fees, premiums and escrow costs and other expenses relating to title insurance and the closings contemplated by the Operative Documents;

          (e)  all expenses relating to all Environmental Audits;

          (f)  fees and other expenses relating to Appraisals; and

          (g)  the fees referred to in the Fee Letter.

     "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001 (a)(1 6) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of any Consolidated Entity or any ERISA Affiliate under Title IV of ERISA.

     "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

     "Yield" is defined in Section 4.3 of the Participation Agreement.